Exhibit 3.5
CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
IRVINE SENSORS CORPORATION
Adopted in accordance with the provisions
of Section 242 of the General Corporation
Law of the State of Delaware
     Irvine Sensors Corporation, (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, by its duly authorized officers, does hereby certify:
     FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation’s Certificate of Incorporation to increase the authorized shares of the Corporation’s Common Stock, par value $0.01 per share, and the authorized shares of the Corporation’s Preferred Stock, par value $0.01 per share; (ii) declaring such amendment to be advisable and (iii) directing that such amendment be considered at the 2008 Annual Meeting of Stockholders.
     SECOND: That upon the effectiveness of this Certificate of Amendment of the Certificate of Incorporation, the Certificate of Incorporation is hereby amended by amending and restating the first paragraph of Article IV to read as follows:
     “The corporation is authorized to issue two classes of capital stock, designated Common Stock (hereinafter referred to as “Common Stock”) and Preferred Stock (hereinafter referred to as “Preferred Stock”). The amount of total capital stock of the corporation is 151,000,000 shares, consisting of 1,000,000 shares of Preferred Stock, $0.01 par value, and 150,000,000 shares of Common Stock, $0.01 par value.”
     THIRD: That, in accordance with the provisions of the Delaware General Corporation Law, the holders of a majority of the outstanding Common Stock of the Corporation entitled to vote thereon affirmatively voted in favor of the amendment at the 2008 Annual Meeting of Stockholders held on July 30, 2008.
     FOURTH: That the amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the Board of Directors and stockholders of the Corporation.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed by John C. Carson, its Chief Executive Officer and President, and attested to by John J. Stuart, Jr., its Chief Financial Officer, Senior Vice President and Secretary, this 26th day of August, 2008.

IRVINE SENSORS CORPORATION
By:	/s/ JOHN C. CARSON
John C. Carson
Chief Executive Officer and President

ATTEST:

/s/ JOHN J. STUART, JR. John J. Stuart, Jr. Chief Financial Officer, Senior Vice President and Secretary